UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FBL Financial Group, Inc.
(Name of Registrant as Specified in Its Charter)

Capital Returns Management, LLC Capital Returns Master, Ltd. RONALD BOBMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Capital Returns Management, LLC together with the other participants named herein (collectively, “Capital Returns”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes to oppose the acquisition of FBL Financial Group, Inc. (the “Company”), an Iowa corporation, by Farm Bureau Property & Casualty Insurance Company, an Iowa domiciled stock property and casualty insurance company, at the special meeting of shareholders of the Company to be held on April 29, 2021 (including any adjournments or postponements thereof).

On April 23, 2021, Capital Returns issued the following press release. The full text of the open letter to the Company’s Special Committee of the Board of Directors referenced in the press release is attached hereto as Exhibit 99.1 and was posted by Capital Returns to https://saratogaproxy.com/capitalreturns:

Capital Returns Calls on FBL to Negotiate Higher Price in Transaction with FBPCIC

Criticizes FBL’s Dismissive Response to ISS Recommendation AGAINST Transaction

Urges Shareholders to Vote AGAINST Transaction

NEW YORK, April 23, 2021 (GLOBE NEWSWIRE) -- Capital Returns Management, LLC (together with its affiliates, “Capital Returns”), beneficial owner of 200,000 shares of Class A common stock of FBL Financial Group, Inc. (“FBL” or the “Company”) (NYSE: FFG), today issued a letter to the Special Committee of the Board of Directors of FBL, urging it to negotiate with Farm Bureau Property & Casualty Insurance Company (“FBPCIC”) for a fair price in the proposed merger with FBL (the “Merger”).

In the letter, Capital Returns argues:

•	“[The Special Committee] should be using ISS’ cogent analysis to negotiate with FBPCIC for a higher price that would satisfy shareholders.”

•	“Rather than embrace and use ISS’s recommendation to negotiate for a higher transaction price to benefit the unaffiliated shareholders to whom [it owes] fiduciary duties, [the Special Committee has] instead cast [itself] in the role of Buyer’s Lacky and defender of the indefensible.”

•	“It is incumbent upon [the Special Committee] to vigorously defend the interests of FFG’s unaffiliated shareholders by seeking a higher price from FBPCIC and reaching a revised agreement.”

Capital Returns encourages its fellow shareholders to review the letter to the Special Committee in its entirety. It is available, along with other proxy materials and shareholder letters, at https://saratogaproxy.com/capitalreturns.

Capital Returns intends to vote AGAINST the Merger and urges all FBL shareholders to vote AGAINST the Merger on the GOLD Proxy Card based on the concerns highlighted by ISS and as identified in our proxy materials.

About Capital Returns Management:

Capital Returns is a sector focused fund that invests exclusively in the insurance industry.

Investor & Media contacts:

Ronald Bobman
Capital Returns Management
(212) 813 0860

John Ferguson
Saratoga Proxy Consulting
(212) 257-1311
info@saratogaproxy.com